Exhibit 99.1

Contact:	Thomas J. Sargeant
Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635
For Immediate News Release
February 6, 2008
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2007 OPERATING RESULTS
AND PROVIDES 2008 FINANCIAL OUTLOOK
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended December 31, 2007 was $129,644,000. This resulted in Earnings per Share — diluted (“EPS”) of $1.65 for the quarter ended December 31, 2007, compared to $0.58 for the comparable period of 2006, a per share increase of 184.5%. For the year ended December 31, 2007, EPS was $4.38 compared to $3.42 for the comparable period of 2006, a per share increase of 28.1%. These increases are primarily attributable to an increase in gains from the sale of communities and joint venture real estate investments in 2007 as compared to 2006 and growth in income from existing and newly developed communities in 2007. Results discussed in this release for both 2007 and 2006 include non-cash charges associated with our change in the accounting for certain land leases.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended December 31, 2007 was $89,597,000, or $1.14 per share, compared to $79,894,000, or $1.05 per share for the comparable period of 2006. FFO per share increased 8.6%, due primarily to contributions from improved community operating results and newly developed communities, partially offset by an increase in the expense for abandoned pursuits discussed below.
FFO per share for the year ended December 31, 2007 increased by 8.7% to $4.61 from $4.24 for the comparable period of 2006. FFO per share for the year ended December 31, 2007 and 2006, includes $0.01 and $0.18 per share, respectively, related to the sale of land parcels. Adjusting for these land sales in both years, FFO per share increased 13.4%, driven primarily by improved community operating results and contributions from newly developed communities.
FFO per share includes an increase in the expense for abandoned pursuits of approximately $3,881,000, or $0.05 per share for the quarter ended December 31, 2007 and $4,859,000, or $0.06 per share for the full year 2007 as compared to prior year periods.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Our fourth quarter results capped a year of solid financial and operational performance for the Company. FFO growth of 13.4% was the third straight year of growth above 10%. Heading into 2008, we anticipate a weaker economic environment but expect that a falling homeownership rate, favorable demographics and constrained supply will continue to drive positive renter demand in our markets. In anticipation of continued growth next year, we announced last evening that our Board raised our quarterly dividend by 5% for the first quarter. The Board also authorized a $200 million increase to our common stock repurchase program.”
Operating Results for the Quarter Ended December 31, 2007 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $19,156,000, or 9.9% to $212,956,000. For Established Communities, rental revenue increased 4.4%, comprised of an increase in Average Rental Rates of 4.5% and a decrease in Economic Occupancy of 0.1%. As a result, total revenue for Established Communities increased $6,733,000 to $165,699,000. Operating expenses for Established Communities increased $1,464,000, or 2.8% to $53,006,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $5,269,000, or 4.9%, to $112,693,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2006 to the fourth quarter of 2007:

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4Q 07 Compared to 4Q 06

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	2.7%	3.7%	1.7%	43.2%
Mid-Atlantic	3.2%	4.8%	2.4%	15.8%
Midwest	3.0%	7.7%	0.1%	2.0%
Pacific NW	9.5%	0.5%	14.0%	4.6%
No. California	7.6%	(1.2%)	11.2%	22.6%
So. California	3.3%	4.9%	2.7%	11.8%

Total	4.4%	2.8%	4.9%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Operating Results for the Year Ended December 31, 2007 Compared to the Prior Year
For the Company, including discontinued operations, total revenue increased by $84,565,000, or 11.4% to $823,652,000. For Established Communities, rental revenue increased 5.5%, comprised of an increase in Average Rental Rates of 5.8% and a decrease in Economic Occupancy of 0.3%. As a result, total revenue for Established Communities increased $34,144,000 to $652,764,000, and operating expenses for Established Communities increased $4,278,000 or 2.1% to $209,107,000. Accordingly, NOI for Established Communities increased by $29,866,000 or 7.2% to $443,657,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2007 as compared to the year ended December 31, 2006:

Full Year 2007 Compared to Full Year 2006

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	3.2%	2.1%	3.7%	43.0%
Mid-Atlantic	5.9%	5.1%	6.4%	16.1%
Midwest	5.2%	9.8%	2.3%	2.1%
Pacific NW	11.1%	0.0%	17.1%	4.3%
No. California	8.6%	(0.9%)	12.6%	22.1%
So. California	4.8%	2.2%	5.9%	12.4%

Total	5.5%	2.1%	7.2%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

		Full Year
	4Q 07	07 vs Full
	vs 4Q 06	Year 06
Rental Revenue Change with Concessions on a GAAP Basis	4.4%	5.5%

Rental Revenue Change with Concessions on a Cash Basis	4.3%	4.5%

Development and Redevelopment Activity
The Company completed the development of two communities during the fourth quarter of 2007:
•	Avalon Woburn, located in Woburn, MA, is a garden-style community containing 446 apartment homes and was completed for a Total Capital Cost of $83,100,000; and

•	Avalon Bowery Place II, located in New York, NY, is a mid-rise community containing 90 apartment homes and was completed for a Total Capital Cost of $58,700,000. Avalon Bowery Place II is the final phase of a three phase community containing an aggregate of 657 apartment homes and 109,600 square feet of retail space and was completed for a Total Capital Cost of $306,200,000.
During 2007, the Company completed development of eight communities containing an aggregate of 1,749 apartment homes for a Total Capital Cost of $440,700,000.
The Company commenced the development of four communities during the fourth quarter of 2007: Avalon Huntington, located in Shelton, CT, Avalon at Mission Bay North III, located in San Francisco, CA, Avalon Jamboree Village, located in Irvine, CA, and Avalon Fort Greene, located in New York, NY. These four communities will contain an aggregate of 1,266 apartment homes when completed for an estimated Total Capital Cost of $582,600,000.
During 2007, the Company commenced the development of 12 communities which are expected to contain a total of 3,412 apartment homes for an expected aggregate Total Capital Cost of $1,279,800,000.
During the fourth quarter of 2007, the Company commenced the redevelopment of Avalon at Diamond Heights, located in San Francisco, CA, and Avalon Woodland Hills, located in Woodland Hills, CA. These two communities contain 817 apartment homes and will be redeveloped for an expected Total Capital Cost of $42,100,000, excluding costs incurred prior to the start of redevelopment.
In the fourth quarter of 2007, the Company completed the redevelopment of one community, Avalon Walk, located in Hamden, CT. This community contains 764 apartment homes and was completed for a Total Capital Cost of $11,200,000, excluding costs incurred prior to the start of redevelopment.

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Disposition Activity
During the fourth quarter of 2007, the Company sold one community, Avalon at Stevens Pond. Located in the Boston area, Avalon at Stevens Pond contains a total of 326 apartment homes and was sold for $77,650,000. The sale of this community resulted in a gain as reported in accordance with GAAP of approximately $28,229,000 and an Economic Gain of approximately $22,040,000. The Unleveraged IRR over an approximate four-year holding period was 14.0%.
The Company also completed the sale of its partnership interest in Avalon Grove to its third-party venture partner for $63,446,000 with a gain in accordance with GAAP of $56,320,000 and an Economic Gain of $51,714,000. Avalon Grove, located in the Fairfield-New Haven market of Connecticut, was previously reported as an unconsolidated real estate investment. The Company will continue to manage this community.
Also in the fourth quarter of 2007, the Company recognized the sale of a 70% ownership interest in the joint venture that owns Avalon Del Rey that was previously deferred in accordance with GAAP pursuant to a transfer of ownership that occurred in the fourth quarter of 2006. The Company recognized a gain an accordance with GAAP of $3,607,000 related to this transaction. Beginning in the fourth quarter of 2007, this entity is reported as an unconsolidated real estate entity.
Including dispositions to joint venture partners but excluding a community in which an economic interest was retained, the Company sold four communities and a partnership interest during 2007, containing a total of 1,384 apartment homes, and one land parcel. These communities and the land parcel were sold for an aggregate sales price of approximately $273,896,000, resulting in a GAAP gain of $163,352,000 and an Economic Gain of $145,764,000. Excluding the land parcel, the weighted average Initial Year Market Cap Rate related to these dispositions was 4.6% and the Unleveraged IRR over a weighted average holding period of 9.8 years was 17.8%.
Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.
During 2007, the Fund acquired a total of seven communities, containing an aggregate of 1,564 apartment homes for an aggregate purchase price of $305,450,000.
During the fourth quarter of 2007, the Company completed the redevelopment of Avalon at Civic Center, located in Norwalk, CA and Avalon Sunset, located in Los Angeles, CA on behalf of the Fund. These two communities contain an aggregate of 274 apartment homes and were completed for a Total Capital Cost of $7,900,000, excluding costs incurred prior to the start of redevelopment.
The Fund has invested $777,568,000 as of December 31, 2007. Management expects to invest approximately $46,000,000 of additional funds to redevelop the assets acquired, at which time the Fund will become fully invested.
Financing, Liquidity and Balance Sheet Statistics
In December 2007, the Company repaid $110,000,000 of unsecured notes with an annual interest rate of 6.875% pursuant to their scheduled maturity. In addition, in January 2008, the Company repaid $50,000,000 of unsecured notes with an annual interest rate of 6.625% pursuant to their scheduled maturity.
During the fourth quarter of 2007, the Company increased its existing unsecured credit facility from $650,000,000 to $1,000,000,000. As of December 31, 2007, the Company had $514,500,000 outstanding under its $1,000,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 30.3% at December 31, 2007. Unencumbered NOI for the year ended December 31, 2007 was 83.3% and Interest Coverage for the fourth quarter of 2007 was 4.1 times.
In August 2007, the Board of Directors authorized an increase in the common stock repurchase program, allowing the Company to acquire shares of its common stock in open market or negotiated transactions up to an aggregate purchase price of $300,000,000. From August 2007 to January 2008, the Company repurchased 2,962,716 shares at an average price of $101.26, reaching the $300,000,000 authorized limit.
In February 2008, the Board of Directors authorized a further increase of $200,000,000 in the common stock repurchase program, increasing the total amount the Company can acquire to $500,000,000. Purchases under the expanded authorization will be made after considering the current stock price in relation to the Company’s estimate of net asset value, availability of proceeds from expanded dispositions and liquidity needed to fund the Company’s current and future development activity, among other factors.

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First Quarter 2008 Dividend Declaration
The Company announced on February 5th, 2008 that its Board of Directors declared a dividend for the first quarter of 2008 of $0.8925 per share of the Company’s common stock (par value $0.01 per share). The declared dividend is a 5.0% or $0.0425 per share increase over the Company’s prior quarterly dividend of $0.85 per share. The common stock dividend is payable on April 15, 2008 to common stockholders of record as of April 1, 2008.
Based on the midpoint of the Projected FFO per share range provided later in this release, the new dividend rate results in an expected ratio of dividends per share to FFO per share of 71.0% for 2008.
In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current dividend distributions (both common and preferred dividends), the ratio of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, and expected growth in taxable income. Taxable income growth is not directly comparable to growth in FFO.
The Board of Directors also declared a dividend on the Series H Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (par value $0.01 per share) for the first quarter of 2008. The Preferred Stock dividend is $0.54375 per share and is payable June 16, 2008 to all Series H stockholders of record as of June 2, 2008.
Revised Accounting Interpretation
As discussed in Amendment No. 1 to the Company’s 2006 Annual Report on Form 10-K/A, the Company made a change related to its accounting for land leases. This change resulted in a non-cash charge to operating expenses and reduced reported FFO by $0.03 and $0.13 per share from what would have been reported for the three months and full year ended December 31, 2007 under the Company’s prior accounting treatment. Results for the three months and full year ended December 31, 2006 have also been restated, reducing reported FFO by $0.04 and $0.14 per share from what had previously been reported to reflect the impact of this change in land lease accounting.
2008 Financial Outlook
The following presents the Company’s financial outlook for 2008, the details of which are summarized on Attachment 15 in the full Earnings Release.
Third party forecasts generally expect weaker economic conditions during 2008 that suggests a slower rate of employment growth. While slower job growth will negatively impact renter demand, Management anticipates that renter demand will be favorably impacted by a continued reduction in homeownership rates and a general increase in the propensity to rent. Declining home ownership rates are the result of a number of factors, including concerns regarding home prices and economic growth, demographic growth in those age groups that have historically demonstrated a higher propensity to rent as well as tighter underwriting standards for mortgages. Management expects the level of new rental completions in the Company’s markets will decline modestly during 2008 from 2007 levels. Management expects competition from unsold housing inventory made available for rent will remain modest relative to more oversupplied residential markets in the U.S.
Projected EPS is expected to be within a range of $6.50 to $8.50 for the full year 2008. Actual EPS will be impacted by the size and nature of disposition activity for the year.
The Company expects 2008 Projected FFO per share to increase to a range of $4.90 to $5.20 as compared to $4.61 for the full year 2007, resulting in an increase in Projected FFO per share of approximately 9.5% at the mid-point of the range. The Company’s 2007 FFO per share of $4.61 included approximately $545,000 attributable to the gain on sale of a parcel of land. The 2008 Projected FFO includes costs of $3,765,000 previously deferred that are required to be expensed should the Company redeem the Preferred Stock in October 2008. Adjusting for these non-routine items, the Company expects 2008 Projected FFO per share growth of 10.7% at the mid-point of the range. No assurance can be provided that the Company will elect to redeem the Preferred Stock.
Management expects the increase in Projected FFO per share for the full year 2008 as compared to 2007 to be driven primarily by: (i) growth in NOI from Established Communities and other stabilized communities; (ii) an increase in NOI from development and redevelopment; and (iii) lower interest rates on variable rate debt.
For the first quarter of 2008, the Company expects Projected EPS within a range of $0.58 to $0.62. The Company expects Projected FFO per share for the first quarter of 2008 within a range of $1.23 to $1.27. Adjusting for the net impact of $545,000 from land sales included in the Company’s first quarter 2007 FFO per share of $1.11, Projected FFO per share growth in the first quarter of 2008 is expected to be 13.6% at the mid-point of the range.
The Company’s 2008 financial outlook is based on a number of assumptions and estimates, which are provided on Attachment 15 in the full Earnings Release. The primary assumptions and estimates include the following:

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Property Operations
•	The Company expects growth in Established Communities revenue of 2.5% to 4.0%.

•	The Company expects growth in Established Communities operating expenses of 2.0% to 3.0%, primarily attributable to increases in property taxes, payroll and utilities offset by lower insurance, maintenance and marketing costs.

•	The Company expects growth in Established Communities NOI within a range of 3.0% to 4.5%.
Development
The following table summarizes the Company’s expectations for 2008 development starts, development completions and cash disbursements for development. Cash disbursements reflect disbursements planned for both 2008 starts and development under construction as of year-end 2007:

2008 Development Activity

Total
($ millions)
Development starts	$900 to $1,100
Cash disbursed for development	$800 to $1,200
Development completions	$900 to $1,200

•	Some portion of expected development starts in 2008 may be developed as joint ventures. The Company expects initial apartment home deliveries related to these development starts to primarily occur in 2008 and 2009.

•	The Company expects to purchase land held for future development totaling $125,000,000 to $175,000,000. Development of these land parcels is not expected to begin during 2008.

•	The Company expects to finance planned development starts and land purchases with a combination of capital sources, which could include secured or unsecured debt, disposition proceeds, joint ventures or retained cash.
Dispositions
•	The Company expects planned asset sales of $700,000,000 to $1,000,000,000 in 2008.
Capital Markets
•	The Company expects that it may issue approximately $800,000,000 in new secured or unsecured debt during 2008.

•	The Company has $196,000,000 of unsecured notes maturing in 2008 that will be repaid by drawing amounts under the Company’s existing unsecured credit facility, new bank facilities, proceeds from dispositions or the issuance of new debt, both secured and/or unsecured.

•	Beginning in October 2008, the Company has the option to call the 4,000,000 outstanding shares of the 8.7% Preferred Stock at a price of $25.00 per share. No assurance can be provided that the Company will elect to redeem these securities.
The Company expects to release its first quarter 2008 earnings on April 30, 2008 after the market closes. The Company expects to hold a conference call on May 1, 2008 at 1:00 PM EDT to discuss the first quarter 2008 results.
First Quarter 2008 Conference/Event Schedule
The Company is scheduled to present at the Citi Global Property CEO Conference in Palm Beach, FL at 1:55 PM EST on Tuesday, March 4, 2008. Management’s presentation will be followed by a question and answer session during which Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. A webcast of the Company’s presentation will be available at http://www.avalonbay.com/events beginning March 4, 2008.
Other Matters
The Company will hold a conference call on February 7, 2008 at 1:00 PM EST to review and answer questions about this release, its fourth quarter and full year results, its 2008 financial outlook, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from February 7, 2008 at 3:00 PM EST to February 14, 2008 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 30335610.

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A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/pressrelease.
About AvalonBay Communities, Inc.
As of December 31, 2007, the Company owned or held a direct or indirect ownership interest in 184 apartment communities containing 52,748 apartment homes in ten states and the District of Columbia, of which 21 communities were under construction and eight communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter and full year 2008. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 16, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 16 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following Non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2007 (1)	2006 (2)	2007 (1) (3)	2006 (3)
Net income	$131,819	$46,313	$358,160	$266,546
Dividends attributable to preferred stock	(2,175)	(2,175)	(8,700)	(8,700)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	48,054	42,270	184,731	165,982
Minority interest, including discontinued operations	55	95	280	391
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(59,927)	(6,609)	(59,927)	(6,609)
Gain on sale of previously depreciated real estate assets	(28,229)	—	(106,487)	(97,411)

FFO attributable to common stockholders	$89,597	$79,894	$368,057	$320,199

Average shares outstanding — diluted	78,835,710	75,897,674	79,856,927	75,586,898
EPS — diluted	$1.65	$0.58	$4.38	$3.42

FFO per common share — diluted	$1.14	$1.05	$4.61	$4.24

(1)	FFO per common share — diluted includes $0.06 for the three months ended December 31, 2007 and $0.09 for the full year 2007 related to abandoned pursuit writeoffs.

(2)	Amounts for the three months ended December 31, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.

(3)	FFO per common share — diluted includes $0.01 for the full year 2007 and $0.18 for the full year 2006 related to the sale of land parcels in each year.

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Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year of 2008 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q1 08	$0.58	$0.62
Projected depreciation (real estate related)	0.65	0.65
Projected gain on sale of operating communities	—	—

Projected FFO per share (diluted) — Q1 08	$1.23	$1.27

Projected EPS (diluted) — Full Year 2008	$6.50	$8.50
Projected depreciation (real estate related)	2.48	2.78
Projected gain on sale of operating communities	(4.08)	(6.08)

Projected FFO per share (diluted) — Full Year 2008	$4.90	$5.20

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

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A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2007	2006 (1)	2007	2006
Net income	$131,819	$46,313	$358,160	$266,546
Indirect operating expenses, net of corporate income	8,968	7,903	31,285	28,811
Investments and investment management	5,604	1,773	11,737	7,030
Interest expense, net	26,262	28,397	97,545	109,184
General and administrative expense	8,427	6,372	28,494	24,767
Joint venture income and minority interest	(59,160)	(6,253)	(57,584)	(6,882)
Depreciation expense	47,179	40,753	179,549	160,442
Gain on sale of real estate assets	(28,229)	152	(107,032)	(110,930)
Income from discontinued operations	(301)	(1,177)	(4,005)	(5,618)

NOI from continuing operations	$140,569	$124,233	$538,149	$473,350

Established:
Northeast	$46,128	$45,341	$184,643	$177,978
Mid-Atlantic	18,610	18,170	71,882	67,532
Midwest	1,835	1,833	7,286	7,121
Pacific NW	5,980	5,245	23,111	19,744
No. California	30,182	27,135	116,516	103,448
So. California	9,958	9,700	40,219	37,968

Total Established	112,693	107,424	443,657	413,791

Other Stabilized	7,487	6,642	30,324	20,139
Development/Redevelopment	20,389	10,167	64,168	39,420

NOI from continuing operations	$140,569	$124,233	$538,149	$473,350

(1)	Amounts for the three months ended December 31, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2006 through December 31, 2007). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2007	2006	2007	2006
Income from discontinued operations	$301	$1,177	$4,005	$5,618
Interest expense, net	—	455	687	1,862
Depreciation expense	—	933	2,176	3,687

NOI from discontinued operations	$301	$2,565	$6,868	$11,167

NOI from assets sold	$301	$2,565	$6,868	$11,167
NOI from assets held for sale	—	—	—	—

NOI from discontinued operations	$301	$2,565	$6,868	$11,167

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Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2007	2006	2007	2006
Rental revenue (GAAP basis)	$165,570	$158,664	$652,129	$617,872
Concessions amortized	1,572	1,702	6,119	12,336
Concessions granted	(1,183)	(1,234)	(6,234)	(6,236)

Rental revenue (with concessions on a cash basis)	$165,959	$159,132	$652,014	$623,972

% change — GAAP revenue	4.4%		5.5%
% change — cash revenue	4.3%		4.5%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the full year 2007 as well as prior years’ activities is presented in the full earnings release.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2007 are as follows (dollars in thousands):

Net income	$131,819
Interest expense, net	26,262
Interest expense (discontinued operations)	—
Depreciation expense	47,179
Depreciation expense (discontinued operations)	—

EBITDA	$205,260

EBITDA from continuing operations	$176,730
EBITDA from discontinued operations	28,530

EBITDA	$205,260

EBITDA from continuing operations	$176,730
Land gains	—
Gain on the sale of investments in real estate joint ventures	(59,927)

EBITDA from continuing operations, excluding land gains and gain on sale of investments in real estate joint ventures	$116,803

Interest expense, net	26,262
Dividends attributable to preferred stock	2,175

Interest charges	28,437

Interest coverage	4.1

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction as presented on Attachment 13 in the full Earnings Release. Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital

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expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of December 31, 2007 is as follows (dollars in thousands):

Total debt	$3,210,703

Common stock	7,278,774
Preferred stock	100,000
Operating partnership units	6,027
Total debt	3,210,703

Total Market Capitalization	10,595,504

Debt as % of capitalization	30.3%

Because Leverage changes with fluctuations in the Company’s stock price, which occur regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the full year 2007 is as follows (dollars in thousands):

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NOI for Established Communities	$443,657
NOI for Other Stabilized Communities	30,324
NOI for Development/Redevelopment Communities	64,168
NOI for discontinued operations	6,868

Total NOI generated by real estate assets	545,017
NOI on encumbered assets	91,054

NOI on unencumbered assets	453,963

Unencumbered NOI	83.3%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations as of the beginning of the prior year. Therefore, for 2007, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2006 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

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